Exhibit 99.2

155 EAST TROPICANA SIGNS LETTER OF INTENT TO BE ACQUIRED

Las Vegas, NV – January 19, 2007 – 155 East Tropicana, LLC (the “Company”) today announced that the Company and its owners, EW Common, LLC and Florida Hooters, LLC (the “Owners”), signed a letter of intent to be acquired by an investment group led by NTH Advisory Group, LLC (the “Investors”). Under the terms of the letter, the Investors have offered to purchase all of the outstanding membership interests for a purchase price of $95 million in cash and the payment of certain accrued royalties. The Investors will also be responsible for any repurchases, and related costs, of the Company’s $130 million in principal amount of 8 ¾% Senior Secured Notes due 2012 as a result of the proposed change of control of the Company.

Neil Kiefer, Chief Executive Officer of 155 East Tropicana, stated, “With interest in Las Vegas casino properties at an all time high due to the long-term growth characteristics of this market, we were approached with an unsolicited, unique opportunity by this investor group to monetize the Members’ interests in 155 East Tropicana, LLC, yet maintain the Hooter’s brand presence in the Las Vegas market. This proposal will provide an attractive return to the Company’s owners, yet allow the owners who are not interested in the transaction to maintain their ownership interests, subject to certain limitations.”

As currently proposed, the transaction is expected to close by June 30, 2007; but under certain conditions may be closed as late as April, 30, 2008. The closing will also be subject to the completion of due diligence, financing, and licensing, among other customary conditions. Because no definitive agreement has been signed, there can be no assurance that (i) a definitive agreement will ever be entered into, or (ii) if a definitive agreement is entered into, that the terms and conditions of the definitive agreement will be the same or similar to those in the letter of intent, or (iii) that the conditions to closing a transaction will ever be satisfied, or (iv) that any transaction with the Investors will be consummated. Pursuant to the letter of intent the parties agreed that the Investors have an exclusive right to negotiate the purchase of the Company’s outstanding membership interests until March 13, 2007.

About NTH Advisory Group, LLC

NTH Advisory Group, LLC, is a Santa Monica, California based casino and hotel development and advisory firm led by Richard Bosworth, its Principal and President.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Actual events or results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to the uncertainties described above and the risks related to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; the Company’s dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and factors beyond our control. Additional information about factors that could affect the Company’s business is set forth in the Company’s SEC filings.

Contact:
Michael Hessling
(702) 597-6076